Exhibit 10.7

Instructions

1. QQJ Selection Platform (hereinafter referred to as “the platform” and “QQJ Selection”) is a network platform for e-commerce transactions and shopping established and operated by Renmi (Hangzhou) Network Technology Co., Ltd., with the aim of providing technical services, SaaS tools, data services, network systems, commodity display, marketing, advertising and other services for merchants who sell goods and/or through services, and providing technology, data, network systems, network tools and skills training for marketing service providers (cloud shopkeepers registered on the platform, etc.).

2. Before the merchant signs this agreement and takes further actions during the merchant’s participation process, please carefully read and fully understand the terms of this agreement (including this instructions), especially the terms on exemption or limitation of liability, legal application and dispute resolution terms that remind you of your attention in bold/underlined form. The foregoing agreements form a unified whole, and your acceptance of this agreement indicates that you are bound by all the terms of these agreements. If the merchant has any questions about the agreement, he can consult the customer service of the QQJ Platform.

3. When the merchant (including the authorized representative of the merchant, the “authorized representative”) settles in through the platform mall and clicks “I have read and agree,” it means that the merchant has fully read, understood and accepted all the contents of this agreement, and agrees to sign this agreement with the selected platform of global companies and is voluntarily bound by this agreement. In the process of reading this agreement, if the merchant does not agree to this agreement or any of its terms, it shall immediately stop the application for entry.

4. This agreement is based on the currently valid Civil Code of the People’s Republic of China, E-Commerce Law of the People’s Republic of China, Measures for the Supervision and Administration of Online Transactions (promulgated by Order No. 37 of the State Administration for Market Regulation on March 15, 2021) and other laws, regulations and rules, and is signed by the contracting parties. The annexes to this Agreement and the effective rules published by the QQJ Platform have the same legal effect as this Agreement. If the relevant rules are inconsistent with the agreements in this Agreement, the documents with the effective date of publication or the signing date later shall prevail. The headings of the articles of this Agreement are for convenience of reading only and are not intended to be part of this Agreement, nor affect the meaning or interpretation of this Agreement.

5. When you click “Confirm” through the APP/network page or choose to accept this Agreement in other ways, it means that you have fully read, understood and accepted all the contents of this agreement, and this agreement is legally binding between the merchant and the platform. When using platform-related services, merchants must read this agreement by themselves, especially the relevant terms that are blacked out, italicized, and underlined, which may have a significant impact on your relevant rights and interests. Please read it carefully.

QQJ Platform Merchant Participation and Cooperation Agreement

Article 1 Contracting and Contracting Subjects

1.1 This agreement is concluded by Renmi (Hangzhou) Network Technology Co., Ltd., the operating entity of the QQJ Platform/APP, and the legal entity (hereinafter referred to as the “merchant”) who intends to join the platform and sell goods or provide services (hereinafter collectively referred to as the “merchant”) as an independent third-party operator on the QQJ Platform, and has contractual effect.

1.2 The merchant knows that the QQJ Selection Platform is owned by Renmi (Hangzhou) Network Technology Co., Ltd. and its subsidiaries, branches, branches or affiliated companies (if any), hereinafter collectively referred to as the “platform party” and individually referred to as “each platform party.” The platform business includes software/technical service business, e-commerce business, water tank business, supply chain service business, warehousing service business, live broadcast business, H5/mini program and other services. When participating in the performance of this agreement, each platform party shall independently exercise all rights of this agreement and independently assume all obligations of this agreement. This agreement is signed by Renmi (Hangzhou) Network Technology Co., Ltd. on behalf of each platform party and the merchant. The platform party and the merchant, hereinafter individually referred to as “one party” and collectively referred to as “both parties”.

1.3 This Agreement is signed by checking and consenting online. Within seven (7) days after the merchant submits an application for entry and submits qualification information to the platform in accordance with the platform rules and procedures, and after being approved by the QQJ platform, the merchant will check and confirm its agreement to sign this agreement according to the prompts on the platform APP/client webpage with legal effect; If the QQJ Selection Platform requires the merchant to sign other agreements separately, the merchant should also abide by the relevant agreements signed separately.

Article 2 This Agreement Definitions and Interpretations

2.1 QQJ Selection Platform: refers to the platform founded, owned and operated by Renmi (Hangzhou) Network Technology Co., Ltd., and enjoys intellectual property rights or other rights and interests. It provides network business premises, network transactions, information release and software technical services for member users, merchants, cloud shop owners, service ambassadors and other parties on the platform, including but not limited to QQJ Selection APP, live broadcast platform, H5/small program and other forms of channels, hereinafter referred to as the “platform.”

2.2 Merchant: refers to a company or other legal entity that participates in the QQJ Platform as an independent third party and sells goods/provides services through the QQJ Platform. It is the seller of goods or the provider of services.

2.3 QQJ Select Platform Services: refers to the Internet information technology services provided by the platform to merchants on the QQJ Select Platform based on big data, artificial intelligence, cloud computing and blockchain technology, including but not limited to platform technical services: Internet system services, software services, technical services, online advertising services, logistics information services, etc.; Marketing services: live stream promotion, online promotion services, supply chain services, sales consulting services, investment promotion services, warehousing services, etc.; Other services: SaaS tool services, collection and payment services and services related to e-commerce platforms; And other services that may arise in the future as times and technology evolve.

2.4 Promotion service provider: refers to natural persons, legal persons and other organizations that provide marketing and marketing services (such as “live stream promotion,” online marketing, product promotion, etc.) to merchants on selected platforms around the world, such as platform roles such as “cloud shop owners,” “service ambassadors” and “anchors” in platform service scenarios. As consideration for such promotion services, merchants pay marketing fees to the promotion service providers.

2.5 Promotion service: refers to the Internet marketing, promotion introduction, product recommendation and other services provided by the promotion service provider to merchants settled in the platform through the QQJ Selection Platform, including but not limited to recommending goods to member users (buyers/consumers) of the platform according to the platform rules, live broadcasting goods, advertising, facilitating goods/service transactions between merchants and member users, etc.

2.6 Buyer/Consumer: refers to the natural person, legal person or other organization that purchases the goods/services sold by the merchant or ultimately uses the goods/services sold by the merchant through the QQJ Select Platform and is a member user of the platform.

2.7 Merchant participation/settlement: refers to the process in which merchants register market entity information, submit authorized qualification materials, and sign this agreement online according to the rules and requirements of the QQJ Platform. The identity information of the merchant shall be filled in and submitted by the merchant through the platform mall when applying for the merchant to settle in.

2.8 Merchant account: An independent and unique network virtual ID (i.e. identity identification number, here referred to as merchant ID) obtained by the merchant after settling in the QQJ Select Platform and being approved. The merchant can use the QQJ Select Platform service through this account. Merchants should properly keep the account user name and password information, and shall not transfer or authorize others to use it without authorization.

2.9 Retail price: refers to the actual sales price of goods announced by merchants to buyers/consumers when publishing product information on QQJ selection platforms/APPs.

2.10 Transaction amount: refers to the actual total sales amount of goods calculated by the merchant at the retail price within the agreed time. The specific total amount is subject to the data recorded by the QQJ platform.

2.11 Integrity deposit: the amount paid by the merchant to the platform to guarantee the performance of this agreement and the quality of goods, and the platform may dispose of it in accordance with this agreement (including the corresponding platform rules).

2.12 Technical service fee: refers to the service fee payable by the merchant for using the technical services of QQJ Platform, including software technical service fee and SaaS tool technical service fee. Software technical service fee: refers to the service fee incurred by merchants settling in the platform and using the technical software (including APP, live stream room, etc.) invested and developed by the platform. SaaS technical service fee: refers to the fees incurred by merchants using or entrusting others to use SaaS technical tools provided by the platform (such as network marketing, network promotion, product promotion, product release, back-end management, report management and other functions). Merchants use platform SaaS tools according to platform rules to display products, issue coupons and organize promotional activities in the corresponding activity areas of the platform. As the consideration for the merchant’s use of the QQJ Platform to provide technical services, unless otherwise explicitly agreed by both parties, the platform service fee shall be calculated according to a certain proportion of the transaction amount generated by the merchant’s sales of goods/services or a fixed amount, and shall be collected by the platform party, and the merchant shall pay to the platform party.

2.13 Marketing service fee: refers to the service fee that the merchant should pay for the promotion service provider in order to increase the sales quantity of goods, expand the promotion of goods, and promote its goods through the promotion service provider of the platform.

2.14 Platform rules: refers to any normative documents related to merchant operations published in the corresponding areas of selected platforms/APPs, mini programs and websites around the world (such as platform malls, merchant management backgrounds, etc.), including but not limited to merchant management rules, implementation rules, interpretations, system software processes and instructions for use, announcements, etc.

2.15 Member User: refers to the buyer/consumer who uses the QQJ Select Platform.

Article 3 Process and conditions for merchants to settle in

3.1 Merchants applying to join the QQJ platform for business activities must meet the following basic conditions at the time:

(1) Registered and obtained a legal and valid business license and other business licenses necessary for business operation in accordance with PRC laws;

(2) The source of the goods applied for sale is legal, the qualifications are complete, and the goods certification documents required by the platform can be provided;

(3) Sign this agreement and agree to be bound by the platform rules;

(4) All supporting documents, including but not limited to legal and valid business license of enterprise legal person, identity certificate of legal representative (including a copy of ID card of legal representative) and or valid power of attorney, business license, tax registration certificate, power of attorney, trademark registration certificate, quality inspection report, inspection and quarantine certificate, commodity origin certificate, etc., have been submitted according to the requirements of the platform’s entry standards, this agreement and rules;

(5) The deposit (if any) has been paid in full as agreed in this agreement;

(6) Other conditions stipulated in this agreement or platform rules.

3.2 Submission of qualification documents

(1) Merchants must submit supporting documents or other relevant supporting documents to the platform in accordance with this agreement, relevant rules and requirements of the platform, and colored copies required.

(2) The merchant guarantees that the above-mentioned supporting documents or other relevant certificates provided to the platform are true, legal, accurate and valid, and guarantees that the above-mentioned supporting documents or other relevant certificates will be updated on the platform in a timely manner when there is any change or update.

(3) Merchants must register market entities according to the relevant requirements for market entity registration stipulated in the E-Commerce Law of the People’s Republic of China. If they do not need to register market entities according to the E-Commerce Law of the People’s Republic of China, they need to explain and ensure that the explanation is true.

(4) The merchant shall bear all legal responsibilities for the authenticity, legality, accuracy and validity of the supporting documents or other corresponding certificates submitted by it. If the merchant submits false, expired or invalid documents or fails to update the supporting documents or notices in time, it shall bear all legal responsibilities independently. If the QQJ platform (including QQJ platform, platform partners, promotion service providers, agents or employees, etc.) is lost, the merchant shall make compensation.

3.3 Verification

(1) The documents and information provided by the merchant must be true and complete and within the specified validity period. The platform has the right to conduct spot checks on the supporting documents and information provided by the merchant and has the right to require the merchant to provide the original supporting documents for verification or provide more supporting documents and information. If any document or information provided by the merchant is false or incomplete, the platform party has the right to require the merchant to re-provide the documents and information for verification or terminate this agreement as the case may be; If it is required to re-provide documents and information, the merchant shall provide documents and information that meet the requirements of the platform rules within three (3) days. The merchant shall bear all losses and adverse consequences arising from providing false or incomplete supporting documents.

(2) QQJ Selection Platform has the right to hire a third party to verify the documents and information submitted by the merchant, and the merchant shall bear the corresponding audit fees arising therefrom. The specific fee standard shall be subject to the publicity of the platform mall. In the event of user complaints, administrative investigations, litigation disputes, etc., the merchant should submit a paper copy that is consistent with the original and stamped with the official seal to the QQJ platform.

(3) In order to avoid ambiguity, unless otherwise explicitly stipulated by national laws and regulations, the platform only conducts a formal review of the information and supporting documents provided by the merchant. The platform agrees that the merchant will join or provide the merchant with QQJ platform services. It does not represent any recognition of its authenticity and validity by the platform. The authenticity, legality, accuracy and validity of the documents and information provided by the merchant are still promised by the merchant itself and bears all legal responsibilities.

(4) When there is any change or update to the information or supporting documents provided by the merchant to the platform, the merchant shall clearly inform the platform and users and make changes or updates according to the platform rules within seven (7) working days. The responsibilities and consequences caused by the expiration or failure to update the information and supporting documents submitted by the merchant shall be borne by the merchant. If the merchant does not meet the conditions for merchant entry, QQJ Selection Platform has the right to request supplementary relevant information, or refuse the merchant’s application and adjust the merchant’s platform mall entry authority until this agreement is terminated.

3.4 Mall settlement and merchant goods/services on the shelves

(1) Merchants should complete the following procedures before they can normally carry out network operations and put goods/services on the platform APP:

①  The merchant has agreed and signed this agreement;

②  Merchants join the platform, submit relevant information and pass the review by the platform staff;

③  The merchant pays the integrity deposit (if necessary according to the corresponding rules of the platform);

④  Merchants in the category of special goods/services need to agree to and sign the service agreement of special goods/service platforms related to the QQJ platform. If the merchants complete all the above matters, that is, they can successfully settle in and carry out legal and normal network business activities.

(2) Merchants must use the account assigned by the platform when logging in to the QQJ Platform legally. Merchants should properly keep the account and password information by themselves, and the account is limited to the merchant’s own use; Without the consent of the platform, the merchant’s act of directly or indirectly authorizing a third party to use its account or obtain the information under its account is invalid. Unless the platform is at fault, the merchant shall be responsible for all behavior results under its account (such as signing agreements online, publishing and disclosing information, etc.). The behavior completed through the merchant account shall be regarded as the merchant’s own behavior or has been fully authorized by the merchant. If the platform determines that the use of the merchant account may endanger the security of the merchant account and/or the information security of the platform according to the breach determination procedures and standards agreed in the relevant rules, the platform may refuse to provide corresponding services or terminate this agreement.

3.5 Merchant Information Disclosure

(1) The merchant shall continuously publicize its information or the link logo of the information in a prominent position on the homepage of its store or the main page engaged in business activities

(2) Merchants that have registered as market entities shall truthfully disclose the following business license information, administrative license and other information related to their business operations, or the link identification of this information:

①  If the merchant is an enterprise legal person, it shall publicize the unified social credit code, name, enterprise type, legal representative (person in charge), domicile, registered capital (capital contribution amount) and other information published in its business license;

②  If the merchant is an individual industrial and commercial household, it shall publicize the unified social credit code, name, operator’s name, business premises, composition form and other information published in its business license;

③  If the merchant is a farmer’s professional cooperative or a farmer’s professional cooperative union, it shall publicize the unified social credit code, name, legal representative, domicile, total capital contribution of members and other information published in its business license.

④  Business operators who do not need to register according to Article 10 of the E-Commerce Law of the People’s Republic of China shall truthfully publicize the following self-declaration, actual business address, contact information and other information according to their actual business activities, or the link identification of this information: (i) “Individuals who sell self-produced agricultural and sideline products do not need to register as market entities according to law”; (i) “Individuals who sell cottage products do not need to register as market entities according to law”; (iii) “Individuals use their own skills to engage in convenient labor activities that do not require permission according to law, and do not need to register as market entities according to law”; (iv) “Individuals engaged in sporadic small-amount transaction activities do not need to register as market entities according to law”.

(3) If the information publicized by the merchant changes, the update and publicity shall be completed within 7 working days from the date of change.

Article 4 Contents of Platform Merchant Service Cooperation

4.1 Platform technical services: Based on its own technology and platform resource advantages, the platform side provides merchants with Internet information technology services such as commodity information integration management, order delivery and fulfillment management, supply chain collaborative management, integrated marketing, artificial intelligence pricing, commodity promotion and advertising drainage based on big data, artificial intelligence, cloud computing and blockchain technology, as well as related software and technical support such as precision marketing, personalized recommendation and personalized service integrating blockchain, big data, cloud computing and Internet of Things. Software technical services refer to the technical software (including APP, live stream room, mini program, etc.) services invested and developed by merchants using the platform. SaaS technical service refers to the service that merchants use or entrust others to use SaaS technical tools provided by the platform (such as network marketing, network promotion, product promotion, product release, coupon issuance, organization of promotional activities, back-end management, report management and other functions).

4.2 Network promotion service: After the merchant join the QQJ Platform, it knows and agrees that the network promotion service provider of the platform will provide Internet promotion service for its commodity sales/service provision; The merchant agrees and recognizes that the promotion service of the network promotion service provider of the platform can increase the sales volume of its goods/services, increase its sales volume or service charge level; The merchant pays the marketing service fee to the network promotion service provider according to the records and calculation results of the platform.

4.3 Services of network promotion service providers:

(1) The merchant knows and recognizes that the promotion service provider provides network/marketing services for the merchant according to the User Registration Agreement signed with the platform party and the current and future platform functions and rules of the QQJ platform. The service provider who provides network promotion services for the merchant is not necessarily a specific service provider, but may be an unspecified majority of service providers on the platform. The services generated by the merchant are recorded, counted, measured, tracked and confirmed by the platform party through technical means, and the network promotion service fee provided by the promotion service provider; The merchant hereby explicitly and agrees to recognize and accept the services of the promotion service providers on the platform, the platform’s accounting and confirmation of the above services, etc.

(2) The merchant hereby explicitly confirms that it will enjoy the same rights and undertake reciprocal obligations for the services provided by its related promotion service providers, and explicitly confirms that the merchant, as a commodity seller/service provider, will undertake all obligations related to the transaction of goods/services with consumers/buyers according to law; The merchant hereby irrevocably entrusts the platform to collect the Internet marketing fee from the merchant and settle the settlement with the promotion service provider on behalf of the merchant. In order to facilitate the promotion service provider to provide promotion services to the merchant, the merchant hereby explicitly agrees that the promotion service provider can entrust a third party to provide relevant promotion services and settle the service fees by itself without the permission of the merchant during the promotion service process.

(3) The merchant agrees and confirms that the platform provides online promotion services on the premise that the platform party provides platform technical services. Under any circumstances, if the platform party suspends/terminates the provision of platform technical services, the promotion services will also be suspended/terminated, and the merchant shall not hold the platform party and/or the promotion service provider responsible for such suspension/termination.

4.4 The platform is responsible for the daily technical maintenance and software support of the platform/APP system to ensure the normal operation of the platform. As the operator and operation manager of the e-commerce platform, the platform provides technical services such as Internet web space, virtual business premises and trading rules for merchants and consumers to reach transactions. The platform is not a direct participant in the transactions between merchants and promotion service providers and/or consumers, and does not make any express or implied guarantee for any oral or written statements or commitments of merchants and/or promotion service providers and/or consumers, the authenticity, legality, accuracy, timeliness and effectiveness of published information and transactions, nor does it assume any legal responsibility.

4.5 The merchant understands and confirms that, in addition to the regular sales of goods, the platform will regularly or irregularly arrange corresponding marketing and promotion activities according to the quality and price of the goods provided by the merchant, comprehensively considering consumer demand, market competitiveness and other factors, and put the goods provided by the merchant on the shelves through the QQJ platform within a certain period of time. The merchant can also take the initiative to apply for shelf sales to the platform.

4.6 The platform has the right to suspend or restrict the provision of some services (including but not limited to product offline, suspension of schedule rectification within a time limit), or provide new services according to changes in the policy environment and/or the need for merchant operation evaluation. Merchant operation evaluation refers to providing a better user experience to users of selected platforms around the world, promoting the achievement of performance and a virtuous cooperation cycle of both parties, and achieving a win-win situation. The platform will formulate rules from the aspects of merchants’ product quality, after-sales service, delivery timeliness, sales volume, etc., and comprehensively assess the merchants’ ability to perform their contracts.

4.7 Merchants shall abide by the trading rules and systems of the QQJ Platform and are obliged to maintain the trading order of the QQJ Platform. Without the permission of the platform, merchants shall not use the QQJ Platform to engage in unfair competition or any other behavior that harms the interests of the platform, third-party partners, users or consumers of the platform.

4.8 The merchant hereby agrees that the QQJ platform or promotion service provider will publish the merchant’s product information on any platform/channel through text, pictures, videos, audio, live broadcast, etc. for the purpose of soliciting transaction objects, so as to solicit transaction objects for the merchant. If QQJ Platform and Promotion Service Provider need to use any intellectual property rights related to commodities in the process of providing promotion services, including but not limited to copyrights and trademarks related to related pictures, commodity trademarks, etc., the merchant hereby grants a free, non-exclusive and sub-licensable right to QQJ Platform and Promotion Service Provider, agrees that QQJ Platform and Promotion Service Provider will use these intellectual property rights in a way that QQJ Platform and Promotion Service Provider deem reasonable according to the needs of promotion services, and promises that these intellectual property rights will not infringe the rights and interests of any third party, and assumes all legal responsibilities related to these intellectual property rights.

Article 5 Operation and management of platform settled merchants

5.1 Merchants shall register, log in and use the platform mall to settle in, and use platform-related services according to platform rules and procedures. If the merchant fails to log in to the platform mall for ninety (90) consecutive days or fails to carry out any operation related to the sale of goods through the platform mall despite logging in, it will be deemed that the merchant has stopped carrying out business activities on the QQJ platform, and the platform party has the right to unilaterally terminate this agreement according to this agreement.

5.2 All behaviors that occur through the merchant account (including but not limited to enjoying relevant platform services, signing various agreements online, providing, publishing or disclosing information, etc.) will be regarded as the true expression of the merchant’s own intention, and the merchant shall be responsible for all behavior results under the merchant account. The merchant keeps the merchant account and password of its platform mall by itself, and the platform regards any behavior through the merchant account as the direct behavior of the merchant and makes relevant corresponding behavior according to such behavior. The losses and consequences caused by the leakage of the merchant’s account or password shall be borne by the merchant itself, and the platform does not assume any responsibility. Merchants should recover compensation from relevant entities through judicial, administrative organs and other relief channels, and the platform can provide necessary assistance to merchants. The Merchant is responsible for the results of all actions under its Merchant Account (including but not limited to signing all kinds of agreements online, providing, posting or disclosing information). The merchant guarantees that any content sent through the merchant account has a legitimate source. If the relevant content involves the legitimate rights and interests of any third party, the merchant should have obtained the corresponding permission in advance. If the platform receives relevant reports or complaints involving merchants, the platform can provide necessary information, including account numbers, to relevant disputing parties and relevant departments in the manner required or permitted by relevant laws and regulations, so as to resolve disputes and protect the legitimate rights and interests of legitimate rights holders.

5.3 The merchant knows and agrees to apply for and use the platform mall to settle in the status quo and vested manner, and further knows and agrees that the platform party has the right to optimize and adjust the systems involved in the platform mall settlement and QQJ platforms at any time, and release new versions and corresponding platform rules. If the merchant must use the new version according to the platform rules, the merchant shall use the new version. If the merchant refuses to use the new version or refuses to accept the corresponding platform rules, it shall apply to the platform party to terminate this agreement at the same time. Regardless of whether the merchant applies or not, once the merchant refuses to use the new version or refuses to accept the corresponding platform rules in any form, the platform party has the right to stop providing QQJ platform services and unilaterally cancel the merchant account after informing the merchant.

5.4 Merchant Account Cancellation

(1) If a merchant voluntarily applies for cancellation of the account of the platform mall, it shall submit a cancellation application in accordance with the platform rules and requirements. If the platform party meets the cancellation conditions, the merchant shall confirm or sign the relevant cancellation rules or termination agreement and other texts online and fulfill the relevant obligations after cancellation. To avoid ambiguity, the platform party’s application for cancellation of the merchant account does not mean that the platform party exempts the merchant from the obligations that should be performed according to this agreement before the cancellation of the merchant account.

(2) If the merchant violates the provisions of this agreement or the platform rules, or fails to complies with other provisions of this agreement, the platform party has the right to unilaterally cancel the merchant account without bearing any responsibility.

(3) After the merchant account is cancelled, the platform party will not refund the relevant fees (including but not limited to technical service fees and marketing fees) incurred before the account is cancelled.

(4) Once the merchant’s account is cancelled, all services related to the QQJ platform (including but not limited to platform technical services and entrusted promotion services) will be terminated immediately, and the platform may remove the information of the merchant from the front desk system, so that it can’t be retrieved or accessed, or anonymize it. Therefore, the merchant acknowledges that the cancellation of the merchant’s account will bring a lot of inconvenience to the merchant in handling after-sales matters, and the merchant can seek the platform for additional assistance.

Article 6 Rights and Obligations

6.1 On the basis of the existing technology, the platform will try its best to maintain the normal and stable operation of the QQJ selection platform, continuously upgrade and improve the technology, and update and upgrade the services of the QQJ selection platform. If it is found that the merchant has any behavior that harms the security and stable operation of the system, the platform has the right to immediately stop providing QQJ selected platform services to the merchant, and immediately delete all harmful information and data. The merchant shall bear full legal responsibility for all adverse consequences caused by this, including but not limited to compensation for the losses of the platform party and its affiliated companies, users, consumers, third-party enterprises/institutions, etc.

6.2 If the operation of the merchant cannot meet the requirements of the QQJ Platform (including but not limited to the platform rules), and it cannot rectification within a time limit, the QQJ Platform has the right to terminate this agreement and stop providing the QQJ Platform services to the merchant.

6.3 QQJ Select Platform has the right to organize corresponding promotional activities according to the market conditions and the business conditions of merchants settled in QQJ Select Platform. If the merchant confirms that he chooses to participate in the promotion activities, he shall not withdraw halfway, or withdraw from the promotion activities in disguised form by taking off the shelves, such as removing the goods from the shelves, which affects the normal operation or is not conducive to consumers’ rights and interests.

6.4 The identification, measurement, packaging and quality of goods provided by merchants must comply with relevant national and local regulations, as well as relevant national standards, local standards and industry standards. Merchants should ensure that the goods they sell should have the performance of the goods, carry out quality control according to national standards, industry standards and the requirements of various categories of goods published by QQJ platforms (including but not limited to the compliance of commodity laws and regulations, the compliance of commodity functional materials and descriptions, commodity safety, commodity identification, commodity appearance, commodity packaging, etc.), and provide after-sales service in accordance with national laws and regulations.

(1) If the goods sold by the merchant fail to pass the sampling inspection or cannot provide the platform with the certification documents of the quality of relevant goods and batches, the platform has the right to punish the merchant and put forward rectification requirements according to laws, regulations or platform rules. If the merchant refuses to implement it, the platform party has the right to take relevant measures (including but not limited to stopping providing QQJ selected platform services to the merchant, terminating this agreement, requiring the merchant to bear liability for breach of contract and compensation for damages).

(2) In case of consumer complaints caused by merchants (including but not limited to commodity quality problems, false propaganda, false promises, etc.), if the merchant fails to properly solve them within three (3) days after the platform sends a notice to the merchant, the platform has the right to make compensation to the consumer in advance according to the relevant laws and regulations and the promise made by the platform to the consumer in a way that the platform deems appropriate, and the merchant shall also compensate the platform for all the losses incurred therefrom.

6.5 After-sales obligations of merchants and consumer protection obligations

(1) Merchants should actively provide consumers with high-quality after-sales service in accordance with national laws, regulations and platform rules, and bear all expenses arising from the above after-sales service (including but not limited to round-trip freight, return and exchange fees), so as to protect the legitimate rights and interests of consumers and protect the platform from any legal liability or loss arising from the after-sales service of commodities.

(2) The merchant should designate dedicated personnel to provide online customer service and handle after-sales problems according to the methods, processes and deadlines stipulated in the platform rules. If the merchant fails to respond to and handle the after-sales complaint within the specified time or the complaint dispute cannot be resolved in time, the platform has the right to pay the complaint order in advance, and the merchant agrees that the platform can deduct the compensation involved in the complaint from the payment to be settled or the security deposit. If the aforementioned balance is insufficient to make up the compensation of the platform, the platform can continue to recover from the merchant. The merchant agrees and irrevocably authorizes the platform party to judge and handle the after-sales issues related to transactions between the merchant and consumers in a reasonable way deemed by the platform party. Once the after-sales problems judged and handled by the platform party will take effect immediately (including but not limited to return and refund, payment of liquidated damages or compensation to consumers), the merchant agrees to accept them. The related expenses incurred by the platform in dealing with the merchant’s after-sales problems (including but not limited to the expenses of secondary distribution, complaints and claims, administrative fines and confiscations caused by consumers’ returns and exchanges of goods, hereinafter collectively referred to as “compensation expenses”) shall be borne by the merchant, and the platform party is irrevocably authorized to directly deduct the corresponding amount from the merchant’s payment to be settled to the consumer. If the platform party is wrong in judging liability or the amount of compensation is too high, the merchant agrees to recover from the consumer on its own, and does not pursue responsibility or claim any rights from the platform party.

(3) Merchants shall strictly abide by the commitments made directly or indirectly to consumers through various means, including but not limited to the commitments made to consumers through this agreement, platform rules, merchant stores, product details pages, etc.

(4) When consumers initiate rights protection and apply for compensation on the grounds that the merchant goods they purchase are fake and inferior (including but not limited to pirated, non-original genuine products, counterfeit materials and ingredients), if the QQJ platform determines that the consumer’s application for compensation is established, the merchant shall return the corresponding commodity order amount actually paid to the consumer according to this agreement, and bear compensation and all other expenses to the consumer at ten times the commodity order amount involved, and bear the corresponding administrative responsibility. The platform reserves the responsibility of investigating the merchants for selling fake and shoddy goods through various channels.

6.6 Platform price release rules

(1) All prices filled in by merchants when publishing goods on the global platform should be clearly marked in strict accordance with the legal provisions and the requirements of the global platform on the premise of independent pricing in accordance with market rules, and price fraud shall not be carried out.

(2) In view of the compliance requirements of global platform operations, the platform has the right to reasonably supervise and control the prices of commodities released by merchants. For the prices of commodities released by merchants on the platform, the platform has the right to define and adjust the prices of commodities in different scenarios such as new commodities, event promotions and market price adjustments on the premise of strictly abiding by laws, regulations and market rules.

(3) As the settlement price of both parties, the supply price involves different scenarios such as the change of the supply price and the new product. The platform and the merchant will reconfirm the electronic agreement on the product price issue. After the merchant reads it and agrees to sign it, the product can be released normally. How-to guide is as follows:

①  New supply price: When the merchant launches a new product, fill in the supply price on the product information details page. At this time, the information on the pop-up price confirmation is confirmed. After confirming that it is correct and checking to agree to submit, the supply price is the platform settlement price;

②  Supply price increase: The merchant adjusts the supply price of the product to the latest supply price on the background product information details page. At this time, the information on the pop-up price confirmation letter is confirmed. After confirming that it is correct and checking to agree to submit, the supply price is the latest platform settlement price;

③  Supply price reduction: The merchant adjusts the supply price of the product to the latest supply price on the background product information details page. At this time, the information on the pop-up price confirmation letter is confirmed. After confirming that it is correct and checking to agree to submit, the supply price is the latest platform settlement price. The marked price of the commodity published by the merchant should be true and have relevant certificates and basis. If the marked price is the suggested retail price/suggested selling price, it is limited to the suggested retail price/suggested selling price set by the commodity brand and manufacturer, and relevant supporting documents and basis can be provided; If there is no suggested retail price for the commodity, the marked price shall be set by the merchant himself, and the price shall not be inflated. If the marked price of the goods provided by the merchant does not meet the requirements of the QQJ Platform or violates the provisions of national laws and regulations, the QQJ Platform has the right to ask the merchant to modify or delete it. If the merchant refuses to modify or still does not meet the requirements of the QQJ Platform after modification, the QQJ Platform has the right to refuse to put the merchant’s goods on the shelves for sale. If the crossed price published by the merchant is false or does not conform to the aforementioned agreement, resulting in claims or other losses to the QQJ Platform, the losses of the QQJ Platform shall be borne by the merchant.

6.7 The merchant understands and agrees that the comments (including text and corresponding pictures, etc.) published by users on the merchant and its products through the QQJ Selection Platform and on any platform/channel in the process of promoting products are their personal opinions and have nothing to do with the position of the QQJ Selection Platform, and the QQJ Selection Platform is not responsible for the user’s comments.

6.8 The Merchant knows and agrees that any information and data submitted by the Merchant to the QQJ Platform due to the performance of this Agreement, as well as the transaction data generated by the Merchant in the course of its business operation, will be retained by the QQJ Platform after the termination of this Agreement. Unless otherwise required by laws and regulations, the QQJ Platform has no obligation to return or delete the original data and its backup, and it has no obligation to pay any fees to the Merchant for the use of this data.

6.9 In the process of performing this agreement, any behavior of the merchant (including but not limited to the products provided, pictures, product introductions, etc.) causes the platform party, its affiliated enterprises and third parties (including but not limited to promotion service providers) to be subject to disputes, complaints, reports or lawsuits, the merchant shall be responsible for solving and compensating all losses caused therefrom.

6.10 Merchants shall not violate the Anti-Unfair Competition Law of the People’s Republic of China and other provisions, and carry out unfair competition behaviors that disrupt the market competition order and damage the legitimate rights and interests of other operators or consumers. It is not allowed to make false or misleading commercial propaganda to deceive or mislead consumers in the following ways:

(1) Fictitious transactions and fabricated user evaluations;

(2) Using misleading display and other methods, putting favorable reviews in front, bad reviews in the back, or evaluations that do not significantly distinguish different goods or services;

(3) False marketing by falsely claiming spot goods, fictitious reservations, false snapping up, etc.;

(4) Fictitious traffic data such as clicks and attention, as well as fictitious transaction interaction data such as likes and rewards.

6.11 Merchants shall not commit confusing behaviors, leading people to mistakenly think that they are other people’s goods or services or have specific connections with others

6.12 Merchants shall not fabricate or disseminate false or misleading information, which will damage the business reputation and commodity reputation of competitors.

6.13 Merchants shall not send commercial information to consumers without their consent or request. When sending commercial information, they should clearly indicate their true identity and contact information, and provide buyers/consumers with a significant, simple and free way to refuse to continue receiving it. If the consumer explicitly refuses, he shall stop sending it immediately, and shall not send it again after changing his name.

6.14 If a merchant tys goods or services to buyers/consumers by directly bundling or providing a variety of options, it shall remind the buyers/consumers to pay attention in a prominent way. If multiple optional methods are provided, any option of tying goods or services shall not be set as the default consent of the buyer/consumer, and the option selected by the buyer/consumer in the past transaction shall not be set as the default choice of the consumer in the subsequent independent transaction.

6.15 If a merchant provides services by means of automatic extension, automatic renewal, etc., it shall draw the attention of consumers in a conspicuous way before the buyer/consumer accepts the service and five days before the date of automatic extension, automatic renewal, etc., and consumers can choose independently; During the service period, consumers shall be provided with obvious and simple options to cancel or change at any time, and no unreasonable fees shall be charged.

6.16 Merchants shall comprehensively, truthfully, accurately and timely disclose information on goods or services to protect buyers/consumers’ right to know and choose.

6.17 When merchants carry out online trading activities through online services such as social networking and live webcast, they shall display information such as goods or services, their actual business entities, after-sales services, etc. in a prominent way, or the link identification of the above information. For the above-mentioned live webcast services provided by the platform/platform partners, the live video of marketing and online trading activities will be stored for no less than three years from the end of the live broadcast.

6.18 Merchants shall, in accordance with the requirements of the State Administration of Market Regulation and its authorized provincial market supervision and administration departments, provide data information such as prices, sales volume, and sales of goods or services in specific time periods, specific categories, and specific regions.

6.19 If a merchant terminates its online trading activities on its own, it shall continuously publicize the announcement of termination of online trading activities and other relevant information on the homepage of its store or the main page of its business activities 30 days in advance, and take reasonable, necessary and timely measures to protect the legitimate rights and interests of consumers and related operators.

Article 7 Merchant Declaration and Guarantee

7.1 The Merchant guarantees to abide by this agreement and not engage in any behavior that is detrimental to the interests of QQJ Platform and users.

7.2 The merchant guarantees that the goods sold conform to national laws, regulations and relevant industry standards, that the source of the goods is true and legal, that it does not infringe the exclusive right of trademarks, patents, copyrights or other legitimate rights and interests of others, that there are no fake and shoddy goods, and that there are no acts of forging the place of origin of goods, forging or fraudulently using other people’s factory names, addresses, certification marks, quality marks, famous and excellent marks, packaging and decoration, etc.

7.3 Merchants guarantee to abide by the E-Commerce Law and other relevant regulations on e-commerce, including but not limited to continuously publicizing business license information and administrative license information related to their business operations in a prominent position on their homepage, registering market entities according to law, applying for tax registration according to law and truthfully declaring taxes, etc.

7.4 The merchant promises that the retail price of the commodity sold on the selected platform of the world shall not be higher than the retail price of the commodity on other online trading platforms, and the sales policy provided to the platform shall not be lower than that of any third party.

7.5 The merchant guarantees that the conclusion of this agreement is the true expression of the merchant’s intention, that its agent (including all the personnel settled in the operating platform mall and all employees, staff and managers required for the commodity operation) has been fully authorized by the merchant, and bears legal responsibility for the behavior of the agent. At the same time, the merchant guarantees that it bears legal responsibility for the behavior of its employees, contacts and other personnel appointed by the merchant to perform this agreement.

7.6 The merchant guarantees that it is not allowed to add or change the product brand and business category without the consent of the QQJ platform. The merchant guarantees to set the commodity price, sales restriction, inventory quantity, commodity description and other commodity information in accordance with the platform rules and relevant provisions of national laws and regulations. The merchant recognizes that the aforementioned information set or confirmed in the platform mall has contractual effect on the merchant, and the merchant independently bears all legal responsibilities for this. The merchant guarantees that it has all the legal rights to sell goods on the QQJ platform or has obtained the legal authorization of the right holder, does not infringe the legal rights of any third party, and independently assumes all legal responsibilities for this.

7.7 The merchant guarantees to fulfill the obligation of truthful description, ensure that the commodity descriptions, pictures, promotional videos and other commodity information published on the selected platforms around the world are true and accurate, conform to the platform rules and relevant national laws and regulations, and are consistent with the actually sold commodities, without any exaggerated or false content, and without any words and pictures unauthorized by the brand. It bears the burden of proof for the accuracy and consistency of the description and bears independent and complete legal responsibility. If the above-mentioned information published changes, the merchant should update it on the QQJ selection platform in time. If there are legal consequences caused by the failure to change the information in time, the merchant shall independently bear full responsibility.

7.8 The merchant guarantees to issue legal and compliant invoices to the users who purchase its goods, and guarantees to bear the corresponding taxes and fees according to the relevant provisions of national laws and regulations. In case of disputes caused by incorrect invoice issuance, failure to issue invoices or other problems, the merchant shall independently bear the corresponding legal responsibilities. If the QQJ platform losses, the merchant shall make compensation.

7.9 The merchant guarantees to obtain the user information of the QQJ Platform through legal channels, and guarantees not to send any product recommendation and promotion information to the users of the QQJ Platform against the true wishes of the users of the QQJ Platform and without passing the review of the QQJ Platform.

7.10 The merchant guarantees to abide by the principle of good faith and credit in the process of using the QQJ Platform for transactions, not to engage in unfair competition such as fraud, false propaganda and confusion in the transaction, not to disturb the normal order of the QQJ Platform, and not to engage in transaction-related behaviors.

7.11 The Merchant guarantees that it will not use any data obtained from the QQJ Select Platform for purposes other than those agreed in this Agreement, and at the same time guarantees that it will not obtain, use or disseminate any information of the QQJ Select Platform without the permission of the platform party, including but not limited to transaction data, user information, payment information and other information in the QQJ Select Platform.

7.12 The merchant unconditionally and irrevocably authorizes the QQJ platform and related partners (including but not limited to cooperative banks and third-party service organizations) to inquire and verify the merchant information, including but not limited to industrial and commercial information, brand authorization information, credit information, licensing qualification information, identity information, address information, contact information, commodity information, merchant operation status information, merchant inventory status information of goods on sale, express parcel quality information, delivery progress information, etc., and agrees that the platform party will share the above information with relevant partners. Ensure that all documents and information provided by the merchant are comprehensive, true, accurate, legal and valid. If the merchant provides false, expired or invalid documents or information, resulting in transaction interruption or functional limitation, the QQJ Selection Platform will not assume any responsibility.

7.13 Without the separate written permission of QQJ Platform, the merchant shall not transfer all or part of the rights and obligations under this agreement to a third party. If the merchant hires a third-party agent operating company to operate on behalf of the merchant, all actions of the third-party agent operating company shall be deemed to be carried out by the merchant himself, and the merchant and such third parties shall jointly and jointly bear all legal consequences. The rights and obligations between the merchant and the third-party agent operating company shall be resolved separately by the merchant and the third-party agent operating company, and shall not affect the rights of the QQJ Platform and other users of the QQJ Platform. The merchant shall ensure that the third-party agent operating company agrees to all the agreements under this agreement.

7.14 The data information obtained by the merchant through the platform for the purpose of performing this agreement shall be processed in accordance with the relevant provisions of national laws and regulations. If there are any data information security violations that have actually occurred or are reasonably suspected to exist, the merchant shall fully cooperate with the platform party in investigating such data security violations.

7.15 The merchant guarantees that it will not use the QQJ Platform to engage in any illegal matters (such as money laundering, credit card cashing, etc.), otherwise it shall bear all legal responsibilities by itself, and the platform party has the right to restrict the merchant’s account, terminate this agreement, etc., and provide corresponding information and data at the request of the regulatory authorities. If the losses caused to the platform party, the merchant shall pay full compensation.

第八条 平台的责任与限制

Article 8 Responsibilities and limitations of the platform

8.1 The platform will make reasonable efforts to provide corresponding security measures on the basis of existing technology to ensure the safety and normal operation of the services under this Agreement. However, due to possible computer viruses, network communication failures, system maintenance and other factors, as well as possible force majeure events, the platform hereby explicitly declares that it does not make any express or implied warranty for the Services, including but not limited to the applicability, absence of errors or omissions, continuity, accuracy, reliability and suitability for a specific purpose of the Technical Services.

8.2 Platform verification, registration and management responsibilities

(1) The platform requires merchants who apply to enter the platform to sell goods or provide services to submit their identity, address, contact information, administrative license and other real information, verify and register, and establish registration files. The platform will verify and update them at least every six months.

(2) The platform will dynamically monitor the operators in the platform who have not registered as market entities, and promptly remind individuals to register as market entities according to law if the annual transaction volume of online trading activities exceeds the prescribed amount of 100,000 yuan.

(3) The execution of this agreement and the presence of the merchant do not mean that the platform assumes any express or implied guarantee or guarantee responsibility for the identity, performance ability, service release, transaction and other behaviors of the merchant or the authenticity, accuracy, legality, validity and completeness of the goods/services and other information uploaded by the merchant itself, nor does it mean that the platform becomes a participant in the transaction between the merchant and users/consumers. For any complaints, disputes, disputes, compensation, etc. caused by the behavior of the merchant, the merchant shall independently bear all legal responsibilities in its own name.

(4) The platform will submit the following identity information of the operators in the platform to the provincial market supervision and management department of the place of domicile in January and July of each year:

①  The name (name), unified social credit code, actual business address, contact information, online store name, website link and other information of the merchants operating on the platform that have registered as market entities;

②  Information such as the name, ID number, actual business address, contact information, online store name and website link of the operating merchants on the platform that have not registered as market entities, and self-declaration of specific circumstances that do not require market entity registration according to law; Among them, the operators in the platform that exceed the quota specified in the third paragraph of Article 8 of these Measures shall be specially marked.

8.3 The platform only provides a platform for merchants, consumers/users to trade online commodity information. The platform will not bear any guarantee responsibility for the legality, authenticity and quality of the commodities published by merchants, as well as the ability of merchants to perform transactions.

8.4 The platform performs its basic guarantee obligations in accordance with the law, but will not bear corresponding liability for breach of contract for contract performance obstacles, performance defects, performance delays or changes in performance content caused by the following reasons:

(1) Force majeure factors such as natural disasters, strikes, riots, wars, government actions, judicial administrative orders, etc.;

(2) Due to public service factors such as power supply failure and communication network failure or third-party factors;

(3) When the platform has been managed in good faith, due to routine or emergency equipment and system maintenance, equipment and system failure, network information and data security and other factors.

8.5 The platform provides technical support services for operating businesses to fulfill their information disclosure obligations according to law. If the information of the merchant changes, the change shall be reported to the platform within three working days, and the platform shall verify it within seven working days to complete the update and publicity.

8.6 The platform will distinguish between operators who have registered as market entities and merchants who have not registered as market entities in a prominent way, and ensure that consumers can clearly identify them.

8.7 The platform will establish an inspection and monitoring system for merchants and their published goods or service information; If it is found that the commodity or service information in the platform violates market supervision and management laws, regulations and rules, harms national interests and social public interests, and violates public order and good customs, the platform will take necessary disposal measures according to law, keep relevant records, and report to the market supervision and management department at or above the county level where the platform resides.

8.8 The platform will take measures such as warning, suspension or termination of services for illegal acts of merchants, and publicize the treatment measures within one working day from the date of deciding to make treatment measures, stating the information of merchants’ store names, illegal acts, treatment measures, etc. Information about short-term treatment measures such as warning and service suspension will continue to be publicized until the expiration date of the implementation of the treatment measures.

8.9 Platform commitment: The storage time of the merchant’s identity information is not less than three years from the date of his withdrawal from the platform; For commodity or service information, payment records, logistics express delivery, return and exchange, after-sales and other transaction information, the storage time shall not be less than three years from the date of completion of the transaction. Where otherwise stipulated by laws and administrative regulations, such provisions shall prevail.

8.10 The platform promises not to impose unreasonable restrictions or attach unreasonable conditions on the transactions, transaction prices and transactions with other operators of merchants within the platform, and not to interfere with the independent operation of merchants, and promises to:

(1) Do not prohibit or restrict merchants from choosing to carry out business activities on multiple platforms independently by searching for rights reduction, removing goods from shelves, restricting operations, blocking stores, increasing service charges, etc., and do not use improper means to restrict merchants from carrying out business activities only on this platform;

(2) Do not prohibit or restrict merchants from independently choosing transaction auxiliary service providers such as express logistics;

(3) Do not carry out other acts that interfere with the independent operation of merchants.

8.11 If a merchant terminates its business activities on its own, it shall continuously publicize the announcement of termination of business activities and other relevant information on the homepage of its store or in a prominent position on the main page of the bulletin board of the platform 45 days in advance, and take reasonable, necessary and timely measures to protect the legitimate rights and interests of consumers and related operators.

Article 9 Integrity Deposit, Expenses and Settlement

9.1 Integrity deposit and rules

(1) The merchant agrees to pay a one-time deposit to the QQJ Select Platform to an account with clear platform rules or an account separately designated by the platform as a guarantee to fulfill this agreement (including consumer rights protection obligations) according to the requirements of the QQJ Select Platform. For such deposits (including supplementary deposits), the platform party does not need to pay any interest or fruits. The amount of deposit initially paid by the merchant shall be subject to the platform merchant deposit rules (if any).

(2) The platform has the right to adjust the merchant’s margin standard according to the adjustment of platform rules, changes in the merchant’s operating conditions, the merchant’s breach of contract and/or actual compensation situation, potential compensation risks, etc. If the deposit balance of the merchant is lower than the deposit standard due to the adjustment of the deposit standard or other reasons, the merchant shall make up the deposit within five (5) days or transfer the corresponding amount from the balance of the payment to be settled of the merchant to make up. If the merchant fails to make up the deposit within the specified time limit, or the payment balance is insufficient to make up the deposit, the platform party has the right to restrict its merchant authority or stop providing QQJ selection platform services until this agreement is terminated, and has the right to pursue the merchant’s liability for breach of contract.

(3) After the termination of this agreement and the expiration of the warranty period of all orders, after-sales completion and completed transactions of the merchant, the merchant may apply in writing to the QQJ Platform for a refund of the deposit. Within sixty (60) days after the QQJ Platform is approved, the remaining deposit will be returned to the merchant without interest after deducting the part that should be deducted according to this agreement and relevant rules. If the deposit paid by the merchant is not enough to deduct the liquidated damages, compensation, etc. payable by the merchant, the QQJ Platform will not refund it and reserves the right to continue to recover from the merchant.

(4) If the merchant violates the “Merchant Management Rules” or other rules of the platform, resulting in delivery, quality, and other violations, the platform has the right to freeze the merchant’s deposit or compensation used to protect the rights and interests of users. After the platform party deducts the deposit, it will notify the merchant in any way (including but not limited to email, platform system notification, fax, etc.), and explain the reason for the deduction and the deduction amount. If the merchant has any objection, it shall file a complaint within three (3) days after receiving the notice, and the merchant will be deemed to have no objection after the deadline.

(5) If the deposit is deducted due to the aforementioned reasons and the amount of the deposit is insufficient, the merchant shall make up it within five (5) days; If it fails to make up or refuses to make up within the time limit, the platform party has the right to directly deduct the corresponding amount from the payment to be settled by the merchant to make up. If the balance of payment is insufficient to make up the deposit, the platform party has the right to restrict the merchant’s authority or stop providing QQJ platform services, or terminate this agreement, and shall investigate the merchant’s liability for breach of contract.

9.2 Service fees and charges

(1) The service fees that the merchant shall bear under this agreement include but are not limited to the following types:

Serial number	Type of Service Fee	Service charge undertaker	Service fee collector	Remark
1	Platform technical service fee	Merchant	Platform side	The platform directly deducts from the transaction amount
2	Marketing service fee	Merchant	Marketing Services Provider	The merchant entrusts the platform party to pay to the promotion service provider on its behalf
3	Other fees (if any)			The collection method shall be subject to the rules of the QQJ Selection Platform in effect at that time or the agreement of both parties

(2) For the specific rate/amount of platform service fee and marketing fee, the merchant agrees to pay according to the rate/amount displayed on the products for sale in the platform mall or expressly announced or notified by other platform parties (including but not limited to email notification, signing supplementary agreement, etc.). According to the categories of cooperative goods/services between the two parties and the actual cooperation situation, the calculation and collection methods of technical service fees and marketing fees:

①  According to a certain percentage rate of the successful transaction amount of each order, the system will automatically deduct it; Example: If a merchant adopts a proportional rate for selling a certain product on a QQJ platform, the platform technical service rate payable to the platform side is 10%, and the marketing service rate payable to the promotion service provider is 10%. If the retail price of the commodity is 100 yuan, the platform party will automatically deduct the platform service fee 10 yuan through the system, pay the marketing fee 10 yuan to the promotion service provider on behalf of the merchant, and the platform party will settle the payment 80 yuan to the merchant based on this transaction. The merchant shall invoice the corresponding transaction to the consumer/buyer.

②  According to the successful transaction of each order, a fixed amount rate is charged, and the system will automatically deduct it; Example: If a merchant sells a certain product on a QQJ platform, it adopts a fixed amount rate. Both parties confirm that the settlement price of a single commodity is 100 yuan, and the commodity is payable to the promotion service provider’s marketing service fee 10 yuan, and the platform technical service fee 10 yuan payable to the platform party, then the retail price of the commodity is 120 yuan. The platform party automatically deducts the platform service fee 10 yuan through the system, pays the marketing fee 10 yuan to the promotion service provider on behalf of the merchant, and the platform party settles the payment 100 yuan to the merchant based on this transaction. The merchant shall invoice the corresponding transaction to the consumer/buyer.

③  Special commodities shall be subject to the rules of the QQJion Platform in effect at that time or otherwise agreed between the merchant and the platform party (if any). Examples: According to the way confirmed by both parties or special agreement.

(3) All taxable fees incurred by the merchant due to transactions or contacting the services of the platform, as well as related hardware, software, communication, network services and other expenses, shall be borne by the merchant itself. During the business process, the merchant shall bear the payment of relevant taxes and fees by itself. Unless otherwise explicitly stipulated by laws and regulations, the platform party has no obligation to withhold and pay for the merchant.

(4) In order to improve transaction efficiency, the merchant agrees and entrusts the platform party to pay the marketing fee to the promotion service provider who promotes the merchant’s goods or services. At the same time, the platform party has the right to directly deduct the equal amount of marketing fee from the payment through the system. Pay to the promotion service provider on behalf of the merchant.

(5) Merchants shall issue legal, true and valid sales invoices for goods/services to consumers according to the retail price of goods actually paid by consumers. For the service fee paid by the merchant to the platform, the platform will issue the corresponding service fee invoice to the merchant based on the actual settlement amount, and the merchant can apply for it from the platform according to the platform invoicing rules.

9.3 Financial settlement process and rules

(1) The merchant confirms and agrees that the platform party will introduce one or more third-party payment institutions designated by the platform party to provide services such as payment settlement, and the merchant shall sign possible relevant agreements with the third-party payment institutions as required, and go through the formalities for opening the collection account, otherwise the risks of payment delay and failure to pay will be borne by the merchant.

(2) The merchant agrees to calculate the amount to be settled according to the following formula:

①  Settlement amount = the total amount of the order confirmed by the consumer-the fee that the merchant should pay to the platform-the fee that should be deducted-other fees + the fee that the platform should make up to the merchant;

②  The fee that the merchant should pay to the platform = platform technical service fee + marketing service fee (the merchant authorizes and entrusts the platform to pay to the promotion service provider on its behalf);

③  Expenses to be deducted = refund amount + compensation amount + liquidated damages + relevant freight and taxes paid by the platform on behalf of the merchant (if any);

④  Other expenses = other expenses incurred by the merchant in the sales process, such as points rebate activities, etc.;

⑤  Platform replenishment fee refers to the amount that the platform should compensate the merchant after handling the dispute between consumers and merchants, such as the fee charged for return orders, appeal compensation, etc.

(3) The merchant is obliged to provide the delivery voucher after delivery through the method approved by the platform (such as docking through the delivery system), and confirm the settlement amount. If the merchant fails to provide the aforementioned delivery voucher or confirm the settlement amount in time, resulting in the settlement delay, it shall be borne by the merchant itself.

(4) The following circumstances will be deemed as the merchant agrees to refund

①  Order to be shipped, the order to be approved by the merchant in the user’s refund application, and the merchant has not processed it for more than 3 days after the user initiates the application

②  Shipped orders User requests refund orders to be approved by merchants. The merchant has not processed them for more than 10 days after user initiates the application

③  If the user applies for return and sends it, and the merchant waits to receive the order, the merchant does not process it within 12 days after the user sends the goods and uploads the logistics order number

(5) The merchant agrees to adopt the T+7 settlement method for settlement according to the requirements of the platform, that is, the settlement will be made on the day after T day (the day when the buyer receives the goods and pays the goods payment/service fee) (postponed on holidays). When the settlement condition is met, the third-party payment institution will pay the settlement amount of the merchant to the settlement account bound by the merchant in the third-party payment institution according to the settlement instructions of Party A and Party B; In case of after-sales return/refund/compensation/merchant compensation to the buyer, the merchant agrees that after the platform makes an advance payment, the platform has the right to deduct it from the merchant’s deposit. If the merchant has no deposit or the deposit is insufficient to deduct it, the platform has the right to deduct it directly from the merchant’s unsettled payment or future payments due, and the merchant has no objection to this.

(6) The platform has the right to unilaterally adjust the settlement cycle and settlement ratio according to the comprehensive situation of merchants’ commodity sales, commodity delivery, after-sales application, etc. on selected platforms around the world, and the specific information displayed in the bill information of the platform mall shall prevail.

(7) If the merchant needs to pay a fee to the platform (for example, the payment is still insufficient after the system automatically deducts the payment), the merchant should pay it to the receiving bank account of the platform.

(8) The merchant shall ensure that the relevant information filled in the platform mall is comprehensive, true and accurate. If the above information is changed, the merchant shall notify the platform party and the third-party payment institution in writing within three (3) days after the change. Otherwise, the platform party will not bear any liability for breach of contract for settlement delays and other losses caused by incorrect account information of the merchant, and the merchant shall be liable for compensation for the losses suffered by the platform party.

(9) The merchant confirms and agrees that the platform party will not verify the authenticity and accuracy of the relevant information provided by the merchant to the payment institution by itself or through the authorized QQJ platform. If the merchant’s payment cannot be settled due to incorrect or untrue information provided by the merchant, the merchant shall bear all losses. If the merchant’s information cannot be verified or the payment cannot be settled on time due to the system failure of the payment institution or other reasons, it has nothing to do with the platform, and the merchant and the payment institution can negotiate and solve the problem before the platform can provide assistance.

Article 10 Obligation of Confidentiality and Intellectual Property Rights

10.1 Both parties are obliged to keep confidential the signing and content of this agreement and the trade secrets of other parties learned during the performance of this agreement. Such confidential information shall not be disclosed, given or transferred to any third party other than the counterparty without the written consent of the counterparty. Except to the government, the stock exchange and/or other regulatory authorities in accordance with laws and regulations, the rules of the stock exchange, and to the legal, accounting, commercial and other consultants, employees of a party to the agreement for the purpose of performing this agreement.

10.2 After the termination of this Agreement, the obligations of both parties under this clause will not be terminated. Both parties shall still abide by the confidentiality clause of this Agreement and fulfill their promised confidentiality obligations until the other parties agree to discharge this obligation, or in fact, it will not cause any kind of damage to the other parties due to violation of the confidentiality clause of this Agreement.

10.3 Either party shall inform and urge its employees, agents, consultants, etc. who must know the contents of this agreement and the trade secrets of the other party due to cooperation for the purpose of performing this agreement to abide by the confidentiality clauses, and take responsibility for the actions of their employees, agents, consultants, etc.

10.4 Commodity Intellectual Property Rights and Licensing

(1) Intellectual property rights related to the commodity itself (including but not limited to patents, patent applications, utility models, registered designs, unregistered design rights, copyrights, moral rights, technical design drawings, trademarks, trade names, service marks, unique logos, decorations, database rights, network domain names, brands, computer software programs and systems, proprietary technologies, inventions, technical secrets, confidential information, etc.), “Intellectual Property”) belongs to its rights holders regardless of where they are located, whether they are registered or not and whether the conditions for registration are met or not. The merchant guarantees that it has obtained the legal authorization or license to sell goods in accordance with the law or agreement, and guarantees that it sells goods and conducts business activities to users through the QQJ selection platform without any restrictions, which will not cause the QQJ selection platform and the interests of users to be damaged. The merchant shall properly handle the infringement complaints or disputes arising from the sale of the merchant’s goods on the QQJ platform, and ensure that the platform party is protected from infringement complaints or lawsuits, etc. Otherwise, all legal consequences arising therefrom, including all direct and indirect losses incurred by all relevant subjects (including but not limited to attorney fees, legal fees, investigation fees, etc. incurred to recover the losses) shall be borne by the merchant.

(2) The merchant promises and guarantees that it has all the qualifications required to legally sell related brand products through the QQJ platform, has obtained the license of a third party and obtained the corresponding rights, including but not limited to trademark rights, trademark use rights, trademark use rights, sub-authorization of use rights, commodity distribution rights, commodity retail rights, etc. The merchant shall provide the platform with all the above documents (including but not limited to the trademark registration certificate with official seal, brand authorization letter, etc.) that it has the legal authorization of the product. If there is a trademark infringement dispute caused by the goods provided by the merchant, the merchant shall bear all relevant responsibilities and all losses caused by the platform.

(3) The merchant guarantees that it has the right to authorize and license the platform party to use the relevant intellectual property rights for the purposes under this agreement, and the license is free and non-exclusive. Based on the characteristics of the QQJ Platform cooperation model, the merchant further agrees to authorize and license the promotion service provider to use the aforementioned related intellectual property rights for the purpose of promoting the merchant’s products on a free and non-exclusive basis. In case of infringement complaints or disputes arising from the use of the aforementioned intellectual property rights by the promotion service provider, the merchant shall bear all infringement liabilities and assist in handling them, so as to ensure that the platform party and the promotion service provider are protected from any damage caused by litigation or infringement complaints and other disputes.

10.5 Platform intellectual property rights

(1) The Merchant knows and agrees that the Platform Party is the exclusive owner of all intellectual property rights (“Platform Intellectual Property Rights”) formed by the Platform Party and the Promotion Service Provider in the process of operating the QQJ Platform and promoting products. The signing of this Agreement or the provision of QQJ Select Platform Services does not represent the granting of any platform intellectual property rights to the merchant by any platform.

(2) The merchant agrees and guarantees that its internal directors, senior managers or employees and themselves shall not register or use intellectual property rights with the same or similar content as any platform intellectual property rights within or outside China, or infringe all intellectual property rights enjoyed by the platform party or its affiliated parties, or prevent the platform party or its affiliated parties from owning or retaining the aforementioned rights alone.

(3) The merchant agrees and guarantees that if it registers intellectual property rights that are the same or similar to those of the platform party and its related parties, including but not limited to trademarks, logos, logos, WeChat official account, domain names, etc., and is used to carry out business that is substantially the same or similar to those of the platform party and its related parties, it shall immediately transfer the relevant intellectual property rights to the entity designated by the platform party free of charge according to the requirements of the platform party when any platform party puts forward relevant requests. If losses are caused to the platform party and/or related parties of the platform party, the merchant shall compensate for all losses and eliminate the adverse effects caused to the platform party and/or related parties of the platform party. At the same time, the platform party has the right to take measures such as freezing the merchant’s funds and directly deducting loss compensation from the funds to be settled by the merchant, and has the right to immediately terminate this agreement.

10.6 If the merchant agrees that it entrusts the platform party to provide shooting and production of graphic advertisements, its copyright belongs to the platform party, and the merchant shall not use it privately. Even after the termination of this agreement, if the merchant needs to use the above photos, pictures and texts, it shall obtain the written permission of the platform party.

Article 11 Anti-Bribery

11.1 Both parties strictly abide by the provisions of laws and regulations prohibiting commercial bribery, and resolutely refuse gifts from commercial bribery, bribery and other improper commercial activities.

11.2 Commercial bribery referred to in this agreement refers to all direct or indirect spiritual and material gifts, such as cash, kickbacks, entertainment, travel, etc., given by the merchant or its unit staff to the employees of the platform in order to obtain the benefits of cooperation with the platform.

11.3 No employee or department of the platform may ask for or accept money, articles and any form of gifts from the merchant. If the merchant finds that the employees of the platform side have the above behavior, the merchant should report it to the platform side in time.

11.4 The merchant or its staff shall not directly or indirectly give gifts, articles, securities, shares or provide illegitimate benefits by other disguised means to any employees of the platform, their relatives and related parties in the name of the merchant or individual, otherwise it will be regarded as infringement of the interests of the platform. Improper benefits include, but are not limited to, cash, checks, credit gift cards, samples, or other goods, entertainment tickets, membership cards, rebates in the form of currency or goods, rebates, employment or home ownership, merchant-paid travel, banquets and personal services, etc.

11.5 If the employees of the platform ask the merchant to give them any form of illegitimate benefits, the merchant shall promptly complain. And provide relevant evidence to the platform, which will be dealt with after verification by the relevant personnel of the platform, and keep it confidential for the merchants. The complaint methods set by the platform are as follows:

(1) complaint telephone number 0571-82951820;

(2) Complaint email: khdl@quanqj.com;

(3) Contact address: Room 215, Building 2, Qianwan Zhigu, Chuanhua Wisdom Center, Science and Technology City, Xiaoshan District Economic and Technological Development Zone, Hangzhou City, Zhejiang Province;

Complaints received by the platform will respond and deal with them within 7 working days.

11.6 If the merchant bribes any employee of the platform in order to obtain any illegitimate commercial interests or more special commercial treatment, or fails to cooperate with the platform in investigating and dealing with its employees’ bribery, the platform will immediately dismiss the employees involved, permanently stop all cooperation with the merchant, and take measures such as suspending the payment of all accounts payable against the merchant according to law. At the same time, the merchant shall pay RMB50,000 only as liquidated damages to the platform. If the circumstances are serious and cause significant economic losses, the platform party will hand them over to judicial organs for handling according to law.

Article 12 Liability for Breach of Contract

12.1 If the merchant provides false or invalid supporting documents (including other relevant certificates) or engages in fraud and other improper acts, the platform has the right to terminate this agreement and close the merchant’s store/remove the goods, and the merchant shall bear all responsibilities, losses and consequences arising therefrom. If the aforementioned behavior of the merchant causes losses to the platform or a third party, the merchant shall bear corresponding liability for compensation.

12.2 If a merchant publishes wrong, false, illegal and bad information on the platform, causing any losses to the platform (losses include but are not limited to legal fees, attorney fees, compensation, compensation, punishment by administrative organs, travel expenses, etc.), the merchant shall bear all the liability for compensation, and the platform has the right to directly deduct it from the integrity deposit paid by the merchant and the QQJ platform account. If the amount is insufficient, the platform has the right to continue to recover from the merchant.

12.3 No matter what method the merchant takes to attract platform users to other platforms or places for transactions or bypass the payment method designated by the platform for transactions, the platform has the right to terminate this agreement, close all stores/remove goods or services of the merchant on the platform, and confiscate all the integrity deposit paid by the merchant. No matter how the merchant illegally obtains the platform system data, uses the platform to seek illegitimate interests or engages in illegal activities, the platform has the right to terminate this agreement, and has the right to close all the merchant’s stores/remove goods or services on the platform, and all the integrity deposits paid by the merchant will be confiscated.

12.4 Merchants are the main body responsible for consumer/buyer rights protection services, and the platform provides relevant technical support and services to merchants. Except as expressly stipulated by law, the platform does not assume any guarantee responsibility for the content of consumer protection services provided by merchants to buyers. When the consumer/buyer claims to return the goods for no reason, the goods are inconsistent with the online description, the goods have quality problems, and the merchant violates the service commitment agreed in the transaction, the merchant should actively communicate and negotiate with the consumer/buyer and guarantee the rights and interests of the buyer, and actively deal with the return and exchange requirements put forward by the consumer/buyer.

12.5 If a merchant sells goods/provides services through the platform in violation of this agreement or relevant laws and regulations, it constitutes a breach of contract with the platform and shall bear corresponding liability for breach of contract; The merchant agrees and recognizes that the platform is based on the development of e-commerce and meeting the needs of a large number of users for efficient and high-quality services, the procedures and standards for identifying the merchant’s breach of contract according to the relevant rules, notices and other norms formulated by the platform, and the relationship between the merchant’s data and other users’ data on the platform to determine whether the merchant constitutes a breach of contract; Merchants are obliged to provide sufficient evidence and reasonable explanations for the abnormal phenomenon of their platform data, otherwise it will be deemed a breach of contract.

12.6 When a merchant violates this agreement and the platform management rules, in addition to the liability for breach of contract, the platform has the right to take measures such as suspending the provision of services to the merchant, temporarily closing the merchant’s store/removing goods or services, suspending unsettled payments until the termination of this agreement depending on the seriousness of the case.

12.7 Measures for handling breach of contract by merchants

(1) If the information published by the merchant on the platform constitutes a breach of contract, the platform may immediately delete or block the corresponding information or remove and supervise your products according to the corresponding rules.

(2) If the merchant’s behavior that has or may have an impact on the platform and users constitutes a breach of contract, the platform may restrict the merchant’s participation in marketing and other related activities, suspend the provision of some or all services, deduct liquidated damages, and deduct the account according to the corresponding rules. Consumption credit limit and other handling measures. If it constitutes a fundamental breach of contract, the platform may seal up the merchant account and terminate the provision of services.

(3) For merchants’ fraud, selling fake goods, embezzling other people’s accounts, endangering other people’s transaction security or account security, etc., the platform assesses the risk degree of these situations and takes or requests a third-party payment service agency to cancel the collection and stop payment of funds from the merchant’s account. and other measures.

(4) The platform will publicize the information on the above-mentioned breach of contract, measures to deal with illegal acts of merchants and other illegal information confirmed by the effective legal documents of the state administrative or judicial organs on the platform.

12.8 If the platform suffers losses due to the improper behavior of the merchant, it shall perform the following liabilities for compensation according to this agreement, including: reasonable attorney fees, legal fees and necessary expenses to eliminate the impact; Fines, liquidated damages or compensation for external expenditures such as administrative penalties, judicial decisions, mediation within the scope of legal standards, etc.; Loss of goodwill, loss of reasonable expected profits (such as loss of consumers, reduction of expenditure, reduction of consumption frequency and reduction of income of store operators, etc.), the specific amount can be calculated based on relevant estimation standards obtained from independent and reasonable analysis by a third party, reasonable analysis based on platform big data and other reasonable methods for calculating income and loss; Other losses incurred as a result. The merchant explicitly agrees that the platform will deduct the corresponding amount from its account to pay the above-mentioned amount. If the balance is insufficient to deduct, the platform can continue to recover from the merchant; If the platform breaches the contract and the interests of merchants are damaged, the platform will fulfill the corresponding liability for compensation according to law.

12.9 If the platform and/or its affiliated companies suffer rights claims by a third party due to the behavior of the merchant, the platform and/or its affiliated companies may recover all losses from the merchant after undertaking obligations such as monetary payment to the third party; If the third party suffers losses due to the merchant’s behavior or the merchant is lazy in fulfilling the platform’s processing decision, the platform and/or its affiliated companies may deduct the corresponding money from the relevant account of the merchant for payment for the purpose of protecting social public interests or consumer rights protection. If the balance or deposit of the merchant’s account is insufficient to pay the corresponding money, and the platform uses its own funds to pay the above money on behalf of the merchant, the merchant shall return it and compensate for all the losses caused to the platform.

12.10 If the merchant violates this agreement, it will be deemed as a breach of contract by the merchant, and the merchant shall pay liquidated damages to the platform party at 20% of the total transaction amount during the settlement period, and compensate for all losses caused to the platform party (including but not limited to attorney fees, legal fees, investigation fees, etc. incurred by the platform party to recover the losses).

12.11 Any liquidated damages, compensation and all other expenses that the merchant needs to pay to the platform party in violation of this agreement shall be paid to the platform party in one lump sum within five (5) days after the notification of the platform party, otherwise the platform party has the right to directly deduct the payment to be settled and recover the insufficient part from the merchant.

12.12 If a third party requests the platform party to delete the merchant’s product information on the grounds of infringement by the merchant, the merchant agrees that the platform party will not bear any responsibility for the deletion. If it is finally proved that the third party is malicious or lacks rights certificates, the merchant agrees to pursue the responsibility to the third party by itself.

12.13 Merchants shall not privately contact platform users or illegally obtain platform user information through other improper means for purposes other than performing QQJ platform transactions, or establish contact with QQJ platform users other than the contact information and channels provided by QQJ platform, otherwise it will be regarded as a serious breach of contract by merchants. Once discovered, the platform party has the right to require the merchant to pay liquidated damages, which shall not be less than twice the total amount of the merchant’s cumulative order transactions during the settlement period. If the above-mentioned behavior of the merchant causes losses to the platform party, it shall also be liable for compensation separately. The platform has the right to directly deduct the above-mentioned liquidated damages and compensation from the merchant’s deposit or settlement. If there are other provisions in the Annex or Rules of this Agreement, the liquidated damages or compensation shall be implemented according to the higher amount. If the liquidated damages and security deposit are not enough to cover the economic losses of the platform, the platform has the right to terminate the agreement at any time without paying the remaining payment.

Article 13 Limited Liability and Exemption Clauses

13.1 Under no circumstances will QQJ Platform be liable for failure or delay in service due to power, network, computer, communication or other system failure, strike (including internal strike or labor unrest), labor dispute, riot, uprising, riot, insufficient productivity or means of production, force majeure such as fire, flood, storm, explosion, war, government action, international or domestic court orders or inaction of third parties.

13.2 The services of QQJ Select Platform under this Agreement will be provided “as is” and “as available”. QQJ Select Platform hereby expressly declares that it does not make any express or implied warranty for the services, including but not limited to the suitability of the services, the absence of errors or omissions, continuity, accuracy, reliability, suitability for a specific purpose, and meeting any needs of merchants. Before confirming the use, the merchant should fully consider and make a careful decision. Once it is used, the merchant will have to bear all the risks and responsibilities caused by it.

13.3 Legal Status Statement: As a trading platform service provider, QQJ Platform only provides technical services for the convenience of merchants and consumers to conclude transactions, and is not a participant in the transactions between merchants and consumers. QQJ Platform does not make any express or implied guarantee for the authenticity, legality, accuracy, timeliness and validity of any oral or written statements or commitments of merchants and consumers participating in transactions, and does not assume any legal responsibility. Any legal disputes arising from the transaction between the merchant and the consumer participating in the transaction, including but not limited to complaints, reports, lawsuits and taxes, etc., shall be resolved by both parties involved in the transaction, and have nothing to do with the QQJ Platform and its affiliated enterprises. However, when the merchant is lazy in fulfilling its obligations, the QQJ platform has the right to intervene in the dispute between the merchant and the consumer, judge and deal with the dispute according to the cognition of ordinary people, and the merchant should implement it.

13.4 Force majeure treatment: If either party suffers force majeure during the performance of this agreement, it shall notify the other party as soon as possible after suffering force majeure, and provide relevant supporting documents within fifteen (15) days from the date of notification. If force majeure lasts for thirty (30) days, either party has the right to terminate this agreement after giving ten (10) days’ advance notice to the other party. If this agreement is suspended or terminated due to force majeure, neither party to the agreement shall be liable for breach of contract to the other party.

Article 14 Entry into force and change of the agreement

14.1 If the merchant clicks to confirm or otherwise chooses to accept this agreement through the platform APP/network page, it means that the merchant and QQJ Selection have reached an agreement and agree to accept all the agreed contents of this agreement. The content of this agreement includes the text of the agreement and all kinds of rules that have been published or may be published in the future by the platform. All rules are an integral part of this Agreement and have the same legal effect as the text of this Agreement.

14.2 The platform may modify this agreement, annexes or platform rules from time to time according to changes in national laws and regulations and the need to maintain transaction order and protect the rights and interests of merchants, users or consumers of selected platforms around the world. The changed agreement, annexes or platform rules (hereinafter referred to as “changes”) will be notified to the merchants through legal procedures and in the manner agreed in this agreement.

14.3 If the merchant does not agree to the change, the merchant has the right to contact the QQJ Platform for feedback before the effective date of the change. If the feedback is adopted, the QQJ Platform will adjust the changes as appropriate. If the merchant still disagrees with the effective changes, the merchant shall stop using the QQJ selection platform service from the effective date of the changes, and the changes will not have any effect on the merchant. If the merchant continues to use the QQJ Select Platform service after the change takes effect, it is deemed that the merchant has agreed to the effective change.

Article 15 Termination of Agreement

15.1 The Merchant may terminate this Agreement in any of the following ways:

(1) Meet the platform account cancellation conditions and cancel the account through platform self-service;

(2) Before the change takes effect, the merchant stops using it and expressly indicates that it is unwilling to accept the change;

(3) The merchant expressly indicates that it will not continue to use the platform services and meets the conditions for platform termination.

15.2 If the merchant has any of the following circumstances, the platform party may notify the merchant to terminate this agreement:

(1) The merchant violates the provisions of this agreement, and the platform terminates this agreement according to the breach clause;

(2) Merchants embezzle other people’s accounts, publish prohibited information, defraud other people’s property, sell fake goods, disrupt market order, take improper means to make profits, etc., and the platform party seals up their accounts according to relevant rules;

(3) Because the merchant has repeatedly violated the platform rules or relevant regulations and the circumstances are serious, the platform seals up its account according to the relevant rules;

(4) The merchant commits fraud, publishes or sells fake and inferior/infringing goods, infringes on the legitimate rights and interests of others, or other serious violations of laws and contracts;

(5) Other circumstances that should terminate the service.

15.3 If the merchant has the following circumstances, the platform party has the right to unilaterally terminate this agreement:

(1) The conditions that this agreement or platform rules specify that the platform party has the right to terminate or terminate the agreement occur or are realized;

(2) The merchant has not logged in to the platform mall for more than ninety (90) consecutive days;

(3) The merchant fails to pay the relevant fees in full (including but not limited to making up the deposit) according to the provisions of this agreement and the platform rules, and fails to pay within ten (10) days after being urged by the platform party;

(4) The merchant violates the promise of minimum retail price;

(5) The transfer of assets, withdrawal of funds and other circumstances that may cause the merchant to lose its ability to perform contracts or affect the goodwill of the platform party are caused by the serious deterioration of the business situation of the merchant;

(6) There is negative public opinion in the merchant, which is determined by the platform to form business risks;

(7) The merchant violates the obligations of confidentiality, intellectual property rights, anti-bribery, personal information protection, etc. under this agreement;

(8) The merchant violates this agreement or other agreements of the platform rules, resulting in the failure to continue to perform this agreement.

15.4 Resolution of the Agreement

(1) Except according to the agreement of this agreement or the provisions of national laws and regulations, the modification and termination of this agreement shall be based on the consensus reached by both parties, and neither party shall unilaterally change or terminate it, otherwise it shall bear legal responsibility.

(2) From the date of cancellation, the platform party has the right to immediately stop providing any QQJ selection platform services, close or cancel the merchant account, and remove all merchant products from the shelves. The merchant will no longer be able to conduct any form of operation through this account, and the QQJ selection platform will no longer display any merchant product information.

(3) When the agreement is terminated or terminated, the platform party has the right to retain the merchant’s registration information, transaction records and other data, but the platform party does not assume the obligation to provide any information or data to the merchant or a third party after the termination of the agreement, nor does it bear liability to the merchant or any third party for the termination of the agreement, unless otherwise stipulated by law. If the storage of the above information or data is not required by national laws and regulations, the Merchant shall delete all relevant information or data, as well as all copies, documents and data generated under this Agreement.

(4) The termination or cancellation of this agreement does not exempt the merchant from various obligations to buyers/consumers, including but not limited to quality assurance obligations, after-sales service obligations and customer service obligations. If after the termination of this agreement, the platform party or other third parties suffer losses due to the merchant’s laziness in performing relevant obligations, the merchant shall bear full responsibility. For transaction orders generated by merchants during the duration of this agreement, the platform may notify the transaction counterparty and decide whether to close such transaction orders according to the wishes of the transaction counterparty; If the counterparty requests to continue to perform, the merchant shall continue to perform this agreement and the agreement of the transaction orders with respect to such transaction orders, and bear any losses or increased expenses arising therefrom.

Article 16 Notice and Service

16.1 The change of technical service fee charging standards and platform rules of the QQJ Platform for all merchants will be informed to the merchants in the form of announcement or notice of the QQJ Platform. Once the announcement is published, it will be deemed as delivered, and the merchants should pay attention to the announcement content in real time.

16.2 Unless otherwise stipulated by national laws and regulations, if the QQJ Platform sends a written notice to the merchant during the performance of this agreement, it will be deemed as delivered on the third (3rd) day after the mailing address provided to the merchant is delivered. The form of written notice also includes, but is not limited to, electronic means such as announcement on the QQJ Select Platform, sending e-mail to merchants, in-site letter on the QQJ Select Platform, system information, contact mobile phone text messages and faxes, etc. In the case of written notice by electronic means, it will be deemed as delivered on the day of sending. The merchant shall ensure that the contact address, contact person and contact telephone number provided are true, accurate and valid. If the information changes, it should be updated immediately on the QQJ platform system. If the merchant fails to update it in time, the delivery to the original address will still be regarded as a valid delivery address.

16.3 If the legal document is not actually received by the merchant due to inaccurate delivery address provided by the merchant, or failure to inform the changed address in time, or refusal to sign for it, if it is delivered by mail, the date of return of the document shall be deemed as the date of delivery; If it is delivered directly, the date on which the serving person records the situation on the service receipt on the spot shall be deemed as the date of service; If the obligation of notifying the change of service address is fulfilled in a timely manner, the changed service address shall be the effective service address.

Article 17 Protection of Privacy Rights

17.1 QQJ Selection Platform pays attention to users’ privacy rights and personal information protection, and will revise the Privacy Policy from time to time. Relevant policies constitute an effective part of this agreement, and the merchant guarantees to strictly abide by them.

17.2 The merchant shall not provide relevant information or materials of other merchants, users, consumers, customers and the platform to enterprises, commercial institutions or organizations that form a commercial competition relationship with the platform, otherwise the merchant shall bear full legal responsibility for this.

Article 18 Dispute Resolution

18.1 Any dispute arising from the performance of this agreement shall be resolved by the parties to the agreement first through consultation. If the negotiation fails, either party may bring a lawsuit to the people’s court with jurisdiction in the place where the defendant is located.

18.2 The signing, interpretation, modification, performance and dispute settlement of this agreement shall be governed by the laws currently in force in mainland China. If there is no relevant provision in laws and regulations, you can refer to business practices and/or industry practices.

Article 19 Other agreements

19.1 The failure of any party to this Agreement to exercise a right under this Agreement in a timely manner shall not be deemed to be a waiver of such right and shall not affect the exercise of such right by such party in the future.

19.2 If any provision of this Agreement is revoked, wholly or partially invalid, unenforceable or violates any applicable law for whatever reason, such provision shall be deemed to be deleted and shall not affect the validity and enforceability of the remaining provisions of this Agreement, which shall remain valid and binding.

19.3 This Agreement is the complete and sole agreement between the Contracting Parties regarding the Cooperation Matter referred to in this Agreement, and this Agreement supersedes any previous agreements and communications (including written and oral) regarding such Cooperation Matter.

19.4 The Merchant knows and agrees that QQJ Selection Platform has the right to modify this Agreement, attachments or platform rules from time to time, and the changed agreement, attachments or platform rules (hereinafter collectively referred to as “Changes”) will be notified to the Merchant in the manner agreed in this Agreement. This agreement or platform rules will be publicized seven (7) days in advance after the change and iteration, and it will take effect after the expiration of the publicity period.

19.5 The merchant knows and agrees that, in order to realize the fund security and fund compliance supervision of the platform merchants, the payment company under the supervision of the National Banking and Insurance Regulatory Commission has introduced the payment company under the supervision of the National Banking and Insurance Regulatory Commission to conduct fund collection and fund management in the actual business operation process, and the payment company has certain expenses for fund management that the platform needs to bear. Therefore, if the merchant has no business transaction within one cycle of the platform, the account fund management fee of RMB20/month will be charged according to the account, and the management fee will be directly deducted from the merchant balance.

Renmi (Hangzhou) Network Technology Co., Ltd.